UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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BANK7 CORP.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2020

Dear Fellow Shareholder:

We invite you to attend our 2020 Annual Meeting of Shareholders of Bank7 Corp. to be held at the Bank7 corporate offices located at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 on May 20, 2020 at 11:30 a.m., Central Time.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2019 results are presented in detail in our Annual Report.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

Thank you for investing in Bank7 Corp. We look forward to seeing you May 20th.

Sincerely,

Chairman of the Board

Director, President and Chief Executive Officer

BANK7 CORP.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of Bank7 Corp. (the “Company,” “we,” “our,” or “us”) will be held at the Bank7 corporate offices located at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 on May 20, 2020 at 11:30 a.m., Central Time.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of three directors to serve for a term of three (3) years;
2.	The ratification of the appointment of BKD LLP as the independent registered public accounting firm for the year 2020;
3.	The approval of the First Amendment to the Bank7 Corp. 2018 Equity Incentive Plan (the “2018 Plan”); and
4.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.

The board of directors has fixed the close of business on March 27, 2020 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John T. Phillips
Director, Senior Executive Vice President, Chief
Operating Officer and Secretary

April 6, 2020

IMPORTANT VOTING INFORMATION

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NASDAQ.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of the appointment of BKD LLP as independent registered public accounting firm for the year 2020 (Proposal 2), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on election of directors (Proposal 1) or the amendment to the 2018 Plan (Proposal 3) without instructions from you. Therefore, if you are a beneficial owner and do not provide your broker with instructions on those matters, a broker non-vote will occur and your shares will not be voted on that matter. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making our proxy materials available by the Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on April 6, 2020, we mailed or e-mailed to some of you a “Notice of Internet Availability of Proxy Materials” with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

MORE INFORMATION IS AVAILABLE

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

Additionally, you may contact our Investor Relations Department at investorrelations@bank7.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2020

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

BANK7 CORP.
PROXY STATEMENT

i

PROXY STATEMENT
QUESTIONS AND ANSWERS

Q:	What am I voting on?
A:	You are voting on:
•	The election of the following three directors as Class II directors: Charles W. Brown, William M. Buergler and John T. “J.T.” Phillips, each for a three-year term;
•	A proposal to ratify the appointment of BKD LLP as the independent registered public accounting firm for the year 2020; and
•	A proposal to amend the Bank7 Corp. 2018 Equity Incentive Plan to (i) increase the number of shares available under the 2018 Plan by 507,500 and (ii) to remove the discretion of the Plan administrator to take certain actions under the Plan.
Q:	Who is entitled to vote at the Annual Meeting?
A:	Holders of the common stock of Bank7 Corp. (the “Company,” “we,” “our,” or “us”) as of the close of business on March 27, 2020 (the “Record Date”) are entitled to vote at the annual meeting of the shareholders (the “Annual Meeting”).
Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials (the "Notice") this year instead of a full set of proxy materials?
A:	In accordance with Securities and Exchange Commission (“SEC”) rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our shareholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates or changes it.
Q:	How do I vote?
A:	You may vote by following any of the following methods.
•	Internet. Vote on the Internet at www.proxyvote.com by following the online instructions. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 11:59 p.m. Eastern Time on May 19, 2020.
•	Telephone. Vote by telephone by calling 1-800-690-6903 and follow the instructions provided by the recorded message. The deadline for voting by telephone is 11:59 p.m. Eastern Time on May 19, 2020.
•	Mail. If you requested to receive a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted (i) in favor of the election of all three directors, (ii) for the proposal to ratify the appointment of BKD LLP, and (iii) for the amendment to the 2018 Plan.
•	Meeting. You may attend and vote at the Annual Meeting. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy to vote those shares in order to attend the meeting.
Q:	Who will count the votes?
A:	Broadridge Corporate Solutions, Inc., our transfer agent, will tabulate the votes.

Q:	What should I do if I receive more than one proxy card?
A:	If you receive more than one Notice or proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one name. You should vote the shares represented by all Notices or proxy cards you receive.
Q:	What constitutes a quorum at the Annual Meeting?
A:	On the Record Date there were 9,264,412 shares of our common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares present or represented by proxy will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum.
Q:	Who may attend the Annual Meeting?
A:	All shareholders of record as of the Record Date may attend, although seating is limited. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy to vote those shares from your broker to attend the meeting.
Q:	What percentage of our stock did our directors and executive officers own on the Record Date?
A:	Together, they owned approximately 54.2% of our issued and outstanding common stock.
Q:	Who pays for this proxy solicitation and how will solicitation occur?
A:	Our board of directors is soliciting this proxy, and we will pay the cost of the solicitation. In addition to the use of the mail, our employees may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of our stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors is classified into the following three classes, with members of each class serving a three-year term: (i) Class I, which consists of three directors elected for a term expiring at the annual shareholders’ meeting to be held in 2022; (ii) Class II, which consists of three directors elected for a term expiring at this annual shareholders’ meeting; and (iii) Class III, which consists of three directors elected for a term expiring at the annual shareholders’ meeting to be held in 2021. At each annual shareholders’ meeting directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual shareholders’ meeting after their election. Our directors hold office until their successors are elected and qualified, or until such director’s earlier death, resignation or removal.

Our board of directors has nominated for election Charles Brown, William M. Buergler and John T. “J.T.” Phillips, all of whom currently are Class II directors.

Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization. Abstentions and broker non-votes will not have any effect on this proposal.

Each nominee has agreed to serve for a three-year term, if elected. If any nominee is unable to stand for election at this Annual Meeting, the Board may either (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.

Your Board recommends a vote “FOR” these directors.

DIRECTORS

Following are brief descriptions of the business experience of our directors, including our Class II directors standing for election at the 2020 Annual Meeting.

Directors with Terms Expiring at 2020 Annual Meeting; Class II Directors

Charles W. Brown	Director Since 2018

Mr. Brown, age 70, has served on the board of directors of the Bank since 2016 and was appointed to our board of directors in 2018. Mr. Brown is the owner of Greenbrier Royalty Fund, Black Hawk Mineral Partners, and Century 2000 Mtg., having served as their Chief Executive Officer since each company was formed in 2017, 2009, and 2010, respectively. In addition to these companies, Mr. Brown has owned and served as the Chief Executive Officer of various companies in the energy industry over a 40-year career. Mr. Brown was selected to serve on our board of directors because he provides insight from his experience in the energy space, specifically his knowledge of oil and gas, mineral and royalty interests, and as a successful business owner.

William M. Buergler	Director Since 2018

Mr. Buergler, age 47, is a licensed certified public accountant and has over two decades of accounting and tax experience. Since August 2017, Mr. Buergler has served as Senior Vice President and Chief Accounting Officer of Chesapeake Energy Corporation, or Chesapeake, where he began working in July 2014 as Vice President − Tax. Before joining Chesapeake, Mr. Buergler worked for two public accounting firms: Ernst & Young LLP, where he served as a Partner from 2009 to 2014 and as a Senior Manager from 2002 to 2008; and Arthur Andersen LLP, where he served from 1996 to 2002. Mr. Buergler currently sits on the board of directors of the Regional Food Bank of Oklahoma, or RFBO, and previously served as Chairman and Treasurer of the RFBO Foundation Board. Mr. Buergler holds B.S. and M.S. degrees in Accounting from Oklahoma State University. Mr. Buergler’s tax and accounting acumen and his leadership experience, both in the workplace and the community, qualify him to serve on our board of directors.

John T. “J.T.” Phillips	Director Since 2004

Mr. Phillips, age 50, has served on the board of directors of each of the Company and Bank since 2004 and actively participates in the execution of our business strategy. Mr. Phillips has served as Senior Executive Vice President and Chief Operating Officer of the Bank since 2015 and as Secretary of the Company since 2004. He served as President of the Company from 2004 to 2018 and as Chief Financial Officer of the Bank from 2004 to 2015. He was appointed as Senior Executive Vice President and Chief Operating Officer of the Company in 2018. Additionally, Mr. Phillips has served as the Chief Financial Officer of Haines Capital Group since 2003 and as an executive and director of various construction, real estate, ranching, aerospace, aviation, energy and finance companies. Mr. Phillips holds a B.S. in Finance/Accounting from Southwestern Oklahoma State University. Mr. Phillips’ leadership experience and understanding of finance and accounting qualify him to serve on our board of directors.

Directors with Terms Expiring at 2021 Annual Meeting; Class III Directors

William B. “Brad” Haines	Director Since 2004

Mr. Haines, age 70, is the founder of the Company and has served as the Chairman of the board of directors of the Company since its inception in 2004 and the board of directors of the Bank since the Company acquired it in 2004. Mr. Haines served as Chief Executive Officer of the Bank from 2004 until 2014 and has owned and operated various private companies in the construction, real estate, ranching, aerospace, aviation, energy and finance industries. He is the founder and owner of Haines Capital Group, where he has served as Chief Executive Officer since 1999. Mr. Haines’ long-term presence on our board of directors, his reputable position in the community and his extensive experience managing businesses qualify him to serve on our board of directors and as Chairman of the Board.

Gary D. Whitcomb	Director Since 2018

Mr. Whitcomb, age 73, has served on the board of directors of the Bank since 2010 and was appointed to our board of directors in 2018. Mr. Whitcomb has over 30 years of experience as a real estate broker and real estate investor. He has owned and operated Whitcomb Real Estate Sales & Consulting, selling real estate and investment properties, since 1986. Before beginning his real estate career, Mr. Whitcomb served as a First Lieutenant in the U.S. Air Force. Mr. Whitcomb has served as the Mayor and City Commissioner of Woodward, Oklahoma, and has also served on the board of directors of the Woodward Industrial Foundation, United Way, and Kid’s Inc. Mr. Whitcomb holds a B.S. in Business Administration from the University of Oklahoma with an emphasis in finance, accounting and economics. Mr. Whitcomb was selected to serve on our board of directors because of his leadership expertise and his knowledge of the real estate markets in which we operate.

Lonny D. Wilson	Director Since 2018

Mr. Wilson, age 69, has served on the board of directors of the Bank since 2016 and was appointed to our board of directors in 2018. Mr. Wilson recently retired in 2018 as Chief Executive Officer of Pharmacy Providers of Oklahoma, a leading information manager and claim processor for independent pharmacies, where he served in that capacity since 1989. Over the course of his career, he has owned and operated multiple pharmacies. He has served as president of the National Community Pharmacist Association, or NCPA, president of RxLinc (a national claims and data management provider), and chairman of Mirxa (an innovative clinical solutions developer), and he has chaired various NCPA committees for the past 25 years. Mr. Wilson is a graduate of the Southwestern Oklahoma State University College of Pharmacy. In 2012, Mr. Wilson was selected as the first-ever recipient of the SWOSU College of Pharmacy Dean’s Distinguished Service Award and received the 2016 Calvin J. Anthony Lifetime Achievement Award by the NCPA. Mr. Wilson has previously served as a director for three other community banks. He was selected to serve on our board of directors because of his experience in the banking industry, knowledge of corporate governance matters and his distinguished career.

Directors with Terms Expiring at 2022 Annual Meeting; Class I Directors

J. Michael Sanner	Director Since 2018

Mr. Sanner, age 67, began his career at the accounting firm of Arthur Andersen LLP after graduating from the University of Pennsylvania with his MBA and has over 37 years of experience providing assurance services to both public and private companies, primarily in the energy sector. Prior to his retirement in June 2013, Mr. Sanner served as Assurance Partner at Ernst & Young LLP. Mr. Sanner currently serves as a member of the Oklahoma Accountancy Board and has been involved in numerous civic, professional and charitable organizations. Mr. Sanner has also been a member of the boards of directors of OGE Energy Corp. and its wholly-owned subsidiary, Oklahoma Gas & Electric Company, since September 2017, serving on the audit committee and the nominating and corporate governance committee. Mr. Sanner was selected to serve on our board of directors because of extensive accounting and auditing experience and his active role in the community.

Thomas L. “Tom” Travis	Director Since 2018

Mr. Travis, age 62, has served on the board of directors of the Company since 2018 and the board of directors of the Bank since 2014. He has served as the President and Chief Executive Officer of the Bank since 2014, and he was appointed President and Chief Executive Officer of the Company in 2018. Mr. Travis has over 35 years of experience in the Texas and Oklahoma banking communities. His banking experience includes managing the commercial banking function, insurance agency and swap desk and co-managing a multi-billion dollar mortgage-backed securities portfolio, as well as negotiating, closing and integrating eight merger transactions. Prior to joining the Bank, Mr. Travis worked from 1991 to 2014 at IBC Bank, a Texas-based financial institution, where he served in various roles, including President of IBC Bank San Antonio and IBC Bank Oklahoma. Mr. Travis has extensive knowledge and experience running a large commercial bank. His community involvement includes having served in Texas and Oklahoma in various civic, business and philanthropic organizations, including as a United Way Trustee, Trustee of Southwest Research Institute, board member of the San Antonio Chamber of Commerce, Oklahoma City Chamber of Commerce, Oklahoma State Chamber of Commerce, Oklahoma Business Roundtable, Paseo Del Rio Association and many others. Mr. Travis holds a General Business degree from Schreiner University in Kerrville, Texas. Mr. Travis’ many years of banking experience provide invaluable leadership and insight to the board of directors, beginning with the establishment of our strategic direction all the way through the oversight of our execution in all major areas, which qualify him to serve on our board of directors.

EXECUTIVE OFFICERS

The following paragraph contains certain information about our executive officers other than William B. Haines, Thomas L. Travis and John T. Phillips, whose biographical information is included under the heading “Directors” above.

Kelly J. Harris, age 40, joined the Bank in 2012, initially as Controller and then as Vice President and Chief Financial Officer beginning in 2015. He was appointed as Senior Vice President and Chief Financial Officer of the Company in 2018. Prior to joining the Bank, Mr. Harris worked in the tax and audit departments at Cole & Reed P.C. Mr. Harris is involved in the local community and serves as the Treasurer of Health Alliance for the Uninsured. Mr. Harris is a licensed Certified Public Accountant and a member of the AICPA and the Oklahoma Society of CPAs. Mr. Harris holds a B.S. in Accounting from the University of Central Oklahoma and a B.A. in Sociology from the University of Oklahoma.

Jason E. Estes, age 41, has served as director, Executive Vice President and Commercial Loan Manager of the Bank since 2016. He was appointed as Chief Credit Officer of the Company and the Bank in 2018. Mr. Estes has 17 years of experience in the banking industry. He began his career at Local Oklahoma Bank in 2001 and became an officer of IBC Bank-Oklahoma in 2004 when it acquired Local Oklahoma Bank. Mr. Estes served in such capacity from 2004 until 2014 when he was promoted to Executive Vice President and Commercial Lending Manager of IBC Bank-Oklahoma. Mr. Estes held the position of Executive Vice President and Commercial Lending Manager of IBC Bank-Oklahoma from 2014 until he joined the Bank in 2016. Mr. Estes has extensive ties to the Oklahoma City community. Mr. Estes earned a B.B.A. degree, with a focus in Finance, at the University of Central Oklahoma, and an A.S. degree in General Studies at Northern Oklahoma College. Mr. Estes was selected to serve on the board of directors of the Bank because of his banking experience and leadership skills.

Douglas A. Haines, age 63, has served as a director and Regional President for Western Oklahoma and Kansas of the Bank since 2016. Prior to joining the Bank, he spent 12 years as Chief Financial Officer and Assistant City Manager for the City of Woodward, Oklahoma, managing its finances and assisting with oversight of all departments. Mr. Haines has served on a number of local and state boards, including as president of the City Management Association of Oklahoma. In addition, he was appointed to serve on a special task force by Governor Mary Fallin, and he shared the honor as co-recipient for the Oklahoma Public Official of the Year in 2005. Mr. Haines holds a B.S. in Business Administration from Southern Nazarene University with a minor in Accounting. Mr. Haines was selected to serve on the board of directors of the Bank because of his knowledge of the Western Oklahoma market and his diverse background in leading both private companies and a municipality.

Lisa K. Haines, age 49, has served on the board of directors of each of the Company and the Bank since 2004. Ms. Haines has served as Senior Vice President and Chief Marketing Officer of the Bank since it was acquired by the Company in 2004. Ms. Haines resigned from the board of directors of the Company in 2018 but continues to serve as director of the Bank. Before joining the Bank, Ms. Haines spent over 10 years working in sound mixing and sound engineering. Ms. Haines holds a B.A. in Journalism, Radio, TV, and Film from the University of Oklahoma. Ms. Haines was selected to serve on the board of directors of the Bank because of her leadership skills and marketing expertise.

Andrew J. Levinson, age 41 joined the Bank in 2019 as Executive Vice President and Regional President of the Tulsa market. Mr. Levinson has 17 years of experience in the banking industry. He began his career at Deloitte and Touche as an auditor in 2000 and then moved to Bank of America in 2003 and became a Vice President. In 2005 Mr. Levinson moved to IBC Bank as an officer and served in that capacity until June of 2014 when he was promoted to President of Tulsa Region for IBC Bank. Mr. Levinson held this position of President of the Tulsa Market of IBC Bank from 2014 until he joined the bank in 2019. Mr. Levinson has extensive ties to the Tulsa community being a third generation Tulsan. He currently serves on the Board of Directors for both the Tulsa Boys Home and The Children’s Hospital at Saint Francis. Mr. Levinson earned a B.B.A. degree in accounting from the University of Tulsa. Mr. Levinson was selected to serve on the board of directors of the Bank because of his banking experience and leadership skills.

BOARD MEETINGS AND COMMITTEES

Our Board conducts its business through meetings of the Board and of its committees. The Board met 12 times during 2019. Each director in office on December 31, 2019 attended more than 75% of the total number of meetings held while such director was in office in 2019 of the Board and the committees on which he served.

Our board of directors believes it is important for all directors to attend the Annual Meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to express any concerns to them. We have adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. Our board of directors has adopted Corporate Governance Guidelines that set forth the framework within which our board of directors, assisted by the committees of our board of directors, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, committees of our board of directors and selection of new directors.

Director Independence. Our common stock is listed on the NASDAQ Global Select Market. Accordingly, we are required to comply with the rules of the NASDAQ Stock Market with respect to the independence of directors who serve on our board of directors and its committees. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of our board of directors. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that each of Charles W. Brown, William M. Buergler, Gary D. Whitcomb, Lonny D. Wilson and J. Michael Sanner is an independent director, as defined under the applicable rules. The board determined that each of Chairman Haines, Mr. Travis and Mr. Phillips does not qualify as an independent director because each is an executive officer of the Company. The board of directors has also determined that the members of the Audit Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the NASDAQ rules. In making these determinations, the board of directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business and the compensation arrangements described under “Certain Transactions,” “Executive Compensation” and “Director Compensation.”

Director Qualifications. We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board of directors also considers the candidate’s character, judgment, diversity, skill set, specific business background and experience in the context of our needs and those of the board of directors.

Controlled Company. The William Bradford Haines Financial Services Trust, the Lisa K. Haines Financial Services Trust, and the Julee S. Lawrence Financial Services Trust (collectively, the “Haines Family Trusts”) control a majority of our outstanding voting power and have made a filing as a group under Section 13(d) of the Exchange Act. Accordingly, we are a “controlled company” within the meaning of the corporate governance standards of NASDAQ Stock Market. As a result, although the members of our Audit Committee are required to be independent, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function under the rules of the NASDAQ Stock Market. Notwithstanding the foregoing, we are in full compliance with NASDAQ Global Select Market listing requirements for board independence and committee independence.

Family Relationships. There are no family relationships among the directors of the Company. Our Chairman of the Board is the father of Lisa K. Haines, the Bank’s Executive Vice President and Chief Marketing Officer. In addition, our Chairman of the Board is the brother of Doug Haines, the Bank’s Regional President for Western Oklahoma and Kansas, the uncle of Drew Haines, our Bank’s Vice President – Commercial Lending, and the grandfather of one of the Bank’s employees working in the operations department.

Board of Directors Leadership Structure. It is the practice of the Company to separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and the day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for board meetings, presides over meetings of the full board, and facilitates communication among the independent directors and between the independent directors and the Chief Executive Officer. The board of directors further believes that the separation of the duties of the Chief Executive Officer and the Chairman of the Board eliminates any inherent conflict of interest that may arise when the roles are combined.

Executive Sessions. To further strengthen the oversight of the board of directors, our board of directors holds regular executive sessions at which only independent directors are present. The executive sessions are presided over by the Chairman of the Audit Committee, who is an independent director.

Code of Conduct and Ethics. Our board of directors has adopted a Code of Conduct and Ethics Policy, or Code of Conduct, that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. In addition, our board of directors has adopted a Code of Ethics for the Chief Executive Officer and senior financial officers that applies to our Chief Executive Officer, our Chief Financial Officer and any other officer serving in a finance function and sets forth specific standards of conduct and ethics that we expect from such individuals in addition to those set forth in the Code of Conduct. Our Code of Conduct and our Code of Ethics for the Chief Executive Officer and senior financial officers are available on our website at www.bank7.com. We expect that any amendments to the Code of Conduct or the Code of Ethics for the Chief Executive Officer and senior financial officers, or any waivers of their respective requirements, will be disclosed on our website, as well as any other means required by NASDAQ Global Select Market rules or the SEC.

Risk Management and Oversight. The board of directors has ultimate authority and responsibility for overseeing our risk management. The board of directors monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific reports from executive management on credit, interest rate, liquidity, transactional, compliance and legal, strategic, and reputational risks and the degree of exposure to those risks. The board of directors helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Committees of the board of directors have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Audit Committee also oversees the risk and compliance programs, adherence to management policies and procedures, compliance with regulatory requirements and information technology strategies and activities. The Compensation Committee assesses and monitors risks in our compensation program.

Committees of the Board of Directors

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

Audit Committee. Our board of directors has adopted an Audit Committee charter that sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee charter is available on our website at www.bank7.com under the “Investor Relations” tab. Current members of our Audit Committee are William M. Buergler (Committee Chairman), Charles W. Brown, J. Michael Sanner and Gary D. Whitcomb. The Audit Committee met 11times in 2019.

Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that each of the members of our Audit Committee (1) is an independent director under NASDAQ Stock Market rules, (2) satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) has the ability to read and understand fundamental financial statements. The board of directors has determined that Mr. Buergler qualifies as an “audit committee financial expert,” as defined by the SEC.

The responsibilities of the Audit Committee include the following:

•	overseeing the quality and integrity of regulatory and financial accounting, financial statements, financial reporting processes and systems of internal accounting and financial controls;
•	overseeing the annual independent audit of the Company’s financial statements and internal control over financial reporting, the engagement, compensation and retention of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;
•	resolving any disagreements regarding financial reporting between management and the independent auditor;
•	overseeing and evaluating the performance of the internal audit function and review;
•	meeting with management and the independent auditor to review the effectiveness of our system of internal control and internal audit procedures, and to address any deficiencies in such procedures;
•	overseeing the effectiveness of the system for monitoring compliance with laws and regulations and the results of any investigation by management;
•	instituting and overseeing any special investigations;
•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns, regarding questionable accounting or auditing matters;
•	reviewing our earnings releases and reports filed with the SEC;
•	preparing the Audit Committee report required by SEC rules to be included in our annual report;
•	reviewing the design of the Company’s enterprise-wide risk management framework, including the process for assessing and managing risks, benchmarks for and major financial risk exposures from such risks, supporting methods, risk policies, and risk inventories, as they relate to credit, interest rate, liquidity, transactional, compliance and legal, strategic and reputational risks;
•	reviewing reports and recommendations provided by senior management or third-party consultants retained by the committee related to Company’s financial, operational, credit, strategic, market, investment, liquidity, reputational and compliance risks;
•	reviewing significant aggregate risk concentrations and other escalations, and approving significant corrective actions recommended by senior management; and

•	handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

Compensation Committee. Our board of directors has adopted a Compensation Committee charter that sets out the responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee charter is available on our website at www.bank7.com under the “Investor Relations” tab. Current members of our Compensation Committee are J. Michael Sanner (Committee Chairman), William M. Buergler and Lonny D. Wilson. The Compensation Committee met five times in 2019.

Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under NASDAQ Stock Market rules, including the additional independence standards for members of the Compensation Committee. Our board of directors has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. All compensation, equity awards and transactions subject to Section 16 of the Exchange Act will be approved by the Compensation Committee.

The Compensation Committee has the following responsibilities:

•	reviewing, determining, and recommending to the board for its confirmation, the annual compensation, annual incentive opportunities and any other matter relating to the compensation of the Company’s executive officers;
•	monitoring and evaluating the risks related to the Company’s compensation programs and practices;
•	reviewing and comparing compensation practices of any relevant peer group in order to assist in the committee’s evaluation of the appropriateness of the Company’s compensation practices and programs;
•	reviewing, approving and administering each of the Company’s non-qualified deferred compensation plans and annual incentive plans, and performing such other duties and responsibilities as may be assigned to the committee under the terms of those plans;
•	annually reviewing and recommending to the board the annual director’s compensation and any additional compensation for services on committees of the board, service as a committee or board chairman, meeting fees or any other benefit payable by virtue of the director’s position as a member of the board;
•	reviewing the performance of the executive officers for each fiscal year;
•	reviewing and determining, and recommending to the board of directors for its confirmation, the establishment of the performance measures applicable to each performance-based cash incentive and equity incentive award to be made under any plan, and the applicable performance targets for each such performance measure for each such award granted under any plan;
•	overseeing and making recommendations to the board of directors regarding the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans; and
•	performing any other duties or responsibilities the board may expressly delegate to the committee from time to time on matters relating to the Company’s compensation programs.

Nominating and Corporate Governance Committee. Our board of directors formed a Nominating and Corporate Governance Committee on December 17, 2019. Prior to the formation of the Nominating and Corporate Governance Committee, the independent members of the Board performed the principal functions of nominating and corporate governance committee. Current members of our Nominating and Corporate Governance Committee are Gary D. Whitcomb (Committee Chairman), Charles W. Brown and Lonny D. Wilson. The Nominating and Corporate Governance Committee did not meet in 2019.

The Board has adopted a Nominating and Corporate Governance Committee charter that sets out the responsibilities, authority and specific duties of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance charter is available on our website at www.bank7.com under the “Investor Relations” tab.

Our board of directors has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under NASDAQ Stock Market rules.

The Nominating and Corporate Governance Committee has the following responsibilities:

•	Identifying individuals qualified to become directors, consistent with the criteria approved by the Board, and recommending such director nominees for election to the Board;
•	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;
•	Overseeing the evaluation of the Board and management;
•	Recommending members of the Board to serve on committees of the Board and evaluating the operations and performance of such committees;
•	Overseeing and approving the management succession process; and
•	Otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Corporate Governance Committee will also consider director nominees put forward by shareholders. Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at an annual or special meeting. The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the board of directors. However, the Nominating and Corporate Governance Committee does take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The Nominating and Corporate Governance Committee also considers the director nominees’ potential contribution to the overall composition and diversity of the board of directors.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to the Company’s directors during 2019.

Name	Fees Earned or Paid in Cash ($)
Charles W. Brown	24,000
William M. Buergler	36,000
J. Michael Sanner	36,000
Gary D. Whitcomb	24,000
Lonny D. Wilson	24,000

We pay our non-employee directors $24,000 per year and pay the Chairmen of our committees an additional $12,000 per year.

Our directors are also eligible to receive non-incentive stock options and other stock based awards under our 2018 Equity Incentive Plan. We believe equity compensation is an important part of director compensation. Equity grants appropriately link the directors to the shareholders they represent.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The shares of our common stock that were beneficially owned on the Record Date by each person who is a director nominee or was a director or NEO on that date and by all directors and executive officers as a group are shown below.

Name	Amount and Nature of Beneficial Ownership (1)		Percentage of Shares Outstanding (2)
William B. Haines	2,896,512	(3)	31.3%
Thomas L. Travis	370,130		4.0%
John T. Phillips	232,000	(4)	2.5%
Jason Estes	57,000
Charles W. Brown	500		*
William M. Buergler	1,750	(5)	*
Gary D. Whitcomb	1500		*
Lonny D. Wilson	5,500		*
J. Michael Sanner	4,750	(6)	*
All Directors and Executive Officers as a Group (13 persons)	5,021,014		54.2%
*	Less than one percent of shares outstanding
(1)	Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 27, 2020.
(2)	In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 27, 2020.
(3)	William B Haines is the trustee of the William B. Haines Financial Services Trust which owns 2,896,512 shares of common stock of the Company.
(4)	John T Phillips is the trustee of the John T. Phillips Revocable Trust which owns 228,000 shares of common stock of the Company.
(5)	William M. Buergler is the trustee of the KLB Revocable Family Trust Dated October 12, 2017, which owns 1,000 shares of the common stock of the Company.
(6)	J. Michael Sanner is the co-trustee of the J. Michael Sanner Revocable Trust, which owns 1,000 shares of the common stock of the Company. Mr. Sanner’s spouse owns 1,000 shares of the common stock of the Company.

OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK

Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of our outstanding common stock on December 31, 2019.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
Haines Family Trusts(3)	5,758,240	57.3%
William Bradford Haines Financial Services Trust, Mr. Haines as trustee(4)	2,896,512	28.8%
Lisa K. Haines Financial Services Trust, Ms. Haines as beneficiary(5)	1,430,864	14.2%
Julee S. Lawrence Financial Services Trust, Ms. Thummel as beneficiarey(6)	1,430,864	14.2%
RMB Capital Holdings, LLC(7)	890,524	8.85%
(1)	Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by the Company.
(2)	Calculated by the Company based upon shares reported as beneficially owned by the listed persons and shares of the Company’s common stock outstanding on March 27, 2020.
(3)	The William Bradford Haines Financial Services Trust, the Lisa K. Haines Financial Services Trust, and the Julee S. Lawrence Financial Services Trust have filed a Schedule 13D as a group under Section 13(d) of the Securities Exchange Act of 1934.
(4)	The address of William Bradford Haines Financial Services Trust is1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.
(5)	The address of Lisa K. Haines Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Lisa K. Haines is a beneficiary of the Lisa K. Haines Financial Services Trust.

(6)	The address of Julee S. Lawrence Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Julee S. Thummel is a beneficiary of the Julee S. Lawrence Financial Services Trust.
(7)	RMB Capital Holdings, LLC and RMB Capital Management, LLC report the stock power to vote or direct the vote of and to dispose or direct the disposition of 890,524 shares. RMB Mendor Managers, LLC reports the shared power to vote or direct the vote of and to dispose or direct the disposition of 509,923 shares, or 5.0% of our outstanding common stock. The address for each entity is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603

EXECUTIVE COMPENSATION

Our named executive officers for 2019, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

•	Thomas L. Travis, President and Chief Executive Officer of the Company and the Bank;
•	John T. Phillips, Senior Executive Vice President and Chief Operating Officer of the Company and the Bank; and
•	Jason E. Estes, Executive Vice President and Chief Credit Officer of the Company and the Bank.

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2019 and 2018 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Other Compensation ($)(5)	Total Compensation ($)
Thomas L. Travis President and Chief Executive Officer	2019	398,377	150,000	5,316,407		28,603	5,893,387
	2018	330,800	100,000	1,909,000	94,351	33,472	2,467,623
John T. Phillips Senior Executive Vice President and Chief Operating Officer	2019	298,762	150,000	5,409,563		19,194	5,877,518
	2018	225,039	150,000	—	62,901	24,241	462,181
Jason E. Estes Executive Vice President and Chief Credit Officer	2019	239,231	100,000	901,603		23,211	1,264,045
(1)	Discretionary cash bonuses.
(2)	Represents the grant date fair value for stock awards granted in 2019 calculated in accordance with ASC 718. See discussion in Footnote 14 to the Company’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2019.
(3)	On September 5, 2019, our controlling shareholders, the Haines Family Trusts, completed the previously announced transfer of approximately 6.5% of our outstanding common stock to Messrs. Travis, Phillips and Estes. This was accomplished in two steps: (1) the Haines Family Trusts transferred an aggregate of 656,925 shares of stock to us as a capital contribution; and (2) we issued that same number of shares to Messrs. Travis, Phillips and Estes under the 2018 Plan. A total of 149,425 shares were withheld for income taxes and Messrs. Travis, Phillips and Estes received an aggregate of 507,500 shares (net of shares withheld for taxes). Mr. Travis received 300,362 shares (245,000 net of shares withheld for taxes), Mr. Phillips received 305,625 shares (220,000 net of shares withheld for taxes) and Mr. Estes received 50,938 shares (42,500 net of shares withheld for taxes). These shares of stock issued to the executives under the Plan were not subject to any vesting schedule.
(4)	Assumptions used in calculating the aggregate grant date fair market value in accordance with ASC 718 are set out in Footnote 14 to the Company’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2019.
(5)	Other Compensation for 2019 includes the following:
Name	Perquisites(i)	Company 401(k) Match(ii)	Life Insurance Premiums	Total “Other Compensation”
Thomas L. Travis	$11,846	$14,000	$2,757	$28,603
John T. Philips	$4,377	$14,000	$817	$19,194
Jason E. Estes	$10,890	$11,962	$359	$23,211
(i)	Amounts reflect automobile and cell phone allowances and country club membership fees.
(ii)	Amounts reflect Company matching contributions under the Company’s 401(k) plan.

We compensate our named executive officers through a combination of base salary, annual discretionary bonuses, and other benefits, including perquisites. Our board of directors believes the executive compensation packages that we provide to our executives, including the named executive officers, should reward performance. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.

Base Salary

We provide each of our named executive officers with a competitive fixed annual base salary. The base salaries for our named executive officers are reviewed annually by the board of directors by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. Based upon the comprehensive review, the board of directors has determined the base salaries to be equitable and competitive for our market.

Bonuses

Historically, the board of directors has provided discretionary cash bonuses after the end of each fiscal year. The amount of these discretionary awards, if any, has been based on an overall assessment of our performance, while taking into consideration other factors such as market conditions, regulatory changes, accounting changes, tax law changes and other items that may impact our strategic direction. Based on the profitability of the Company, we set aside on a monthly basis a bonus pool to be allocated among the employees at the end of the fiscal year.

Equity Incentives

The Bank7 Corp. 2018 Equity Incentive Plan, or 2018 Plan, currently provides for the issuance of up to 1,050,000 shares of common stock pursuant to awards of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. The maximum aggregate number of shares of common stock that may be issued pursuant to all awards under the 2018 Plan increase increase annually on the first day of each fiscal year after the adoption of the 2018 Plan by the lesser of (i) 1.0% of the total issued and outstanding shares of common stock on the first day of the respective fiscal year, (ii) 100,000 shares of common stock, or (iii) a lesser amount determined by our board of directors. The initial number of shares available under the 2018 Plan was 850,000 and that amount was increased by 100,000 on each of January 1, 2019 and January 1, 2020. The Board of Directors has approved and we are asking the shareholders to approve an increase of 507,500 shares to be available with the 2018 Plan at this annual shareholders' meeting. If approved, the 2018 Plan will provide for the issuance of up to 1,557,500 shares. The purpose of the 2018 Plan is to provide selected present and future employees and directors of the Company and its subsidiaries and affiliates with stock based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company.

The 2018 Plan is administered by the Compensation Committee. The Compensation Committee has the ability to make awards under the 2018 Plan, and to select employees and directors who may participate in the 2018 Plan, determine the amount and types of awards, determine the terms and conditions of awards, grant awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company; grant substitute awards on terms and conditions as the Compensation Committee may prescribe; make all determinations under the 2018 Plan concerning termination of any participant’s employment or service with the Company; determine whether or not a change-in-control has occurred under the 2018 Plan; construe and interpret the 2018 Plan and any agreement or instrument under the 2018 Plan; establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any award; establish and administer any performance goals, including related performance measures or performance criteria and applicable performance periods, determine the extent to which any performance goals and/or other terms and conditions of an award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to awards under the 2018 Plan intended to qualify as performance-based compensation were in fact satisfied; construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the 2018 Plan and/or any award agreement; establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the 2018 Plan’s operation or administration; make all valuation determinations relating to awards and the payment or settlement thereof; and grant waivers of terms, conditions, restrictions and limitations under the 2018 Plan or applicable to any award, or accelerate the vesting or exercisability of any award.

As described in the footnotes to the Summary Compensation Table above, we made a one-time special grant of stock made to our named executive officers in 2019. The same number of shares that were granted to the named executive officers were transferred to the Company via capital contribution from our controlling shareholders, the Haines Family Trusts. Because the shares were transferred from the Haines Family Trusts’ personal holdings, the transfer itself did not impact total shareholders’ equity or the number of shares outstanding.

Other Benefits and Perquisites

The named executive officers participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The named executive officers also participate in the Bank’s 401(k) plan. The Bank matches 100% of an employee’s contribution up to 5% of such employee’s salary (excluding bonuses). The named executive officers are provided the same benefits, and participate in the cost at the same rate, as all other employees.

We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee will review the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites will be awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2019 included an automobile and cell phone allowance and the use of the Bank-owned country club membership.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Award
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas L. Travis	9/24/2018		30,000	19.00	9/19/2028	9/24/2018	80,000	1,516,800

John T. Phillips	9/24/2018		20,000	19.00	9/19/2028

Jason E. Estes	9/24/2018		15,000	19.00	9/19/2028	9/24/2018	8,000	151,680
(1)	Stock options vest at a rate of 25% per year beginning on the first anniversary of the grant date.
(2)	Restricted Stock Units vest at a rate of 20% per year beginning on the first anniversary of the grant date.
(3)	Calculated 2019 year-end closing stock price of $18.96 per share.

Potential Payments on Termination or Change in Control

We have entered into Restricted Stock Award Agreements and Stock Option Award Agreements with our named executive officers (the “Participants”). The Restricted Stock Unit Award Agreement and the Stock Option Award Agreements each provide for the vesting of all unvested restricted stock units and stock options, respectively, upon the earlier of (i) the Participant’s death, (ii) the Participant’s disability, or (iii) immediately prior to a “Change in Control” of the Company. Generally, a “Change in Control” consists of one of the following events:

•	a person becoming the beneficial owner of 50% or more of the Company’s then outstanding voting securities;
•	the sale or disposition of all or substantially all of the Company’s assets;
•	individuals serving on the Company’s Board whose election or nomination was approved by a majority of the then incumbent board (outside the context of an election contest), cease to constitute a majority of the Board; and
•	a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

As of December 31, 2019, the value of Mr. Travis’ restricted stock units that would vest upon his death, disability or a Change in Control was $1,516,800 and the value of Mr. Estes’ restricted stock units that would vest upon his death, disability or a Change in Control was $151,680. The stock options held by our name executive officer have an exercise price of $19.00 per share and were therefore not “in-the-money” as of December 31, 2019.

RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Affiliates Act and the Federal Reserve’s Regulation W (which governs certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NASDAQ Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of the Company include directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Our executive management team, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. In determining whether to approve a related person transaction, that committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with us or the Bank in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors and principal shareholders, as well as their immediate family members and affiliates, are approved by our board of directors in accordance with the Bank’s regulatory requirements.

As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Employment Arrangements

We currently employ certain immediate family members of our Chairman of the Board in the following capacities: Douglas A. Haines, the Bank’s Regional President for Western Oklahoma and Kansas, is the brother of our Chairman of the Board and Lisa K. Haines, the Bank’s Executive Vice President and Chief Marketing Officer, is the daughter of our Chairman of the Board. The background experience of Douglas A. Haines and Lisa K. Haines are discussed under the heading “Executive Officers”. During the year ended 2019, we paid Douglas A. Haines $257,200 and Lisa K. Haines $320,000 cash compensation for their services as employees. These individuals are also entitled to participate in the general welfare programs of the Bank to the same extent as the other Bank employees.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with the Haines Family Trusts. The agreement provides the Haines Family Trusts with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by them, subject to various conditions and limitations as set forth in the agreement. We will pay all expenses in connection with any such registrations.

Branch Lease Transaction

Chairman Haines is the manager of Haines Realty Investments Co., LLC, or Haines Realty, a business entity owned by trusts established for Lisa K. Haines and Julee S. Thummel, his daughters. The Bank leases its branch located in Woodward, Oklahoma from Haines Realty. During 2019, lease and common area maintenance payments to Haines Realty totaled $184,000 which we believe to be consistent with prevailing market terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2018, all Section 16(a) filing requirements were timely met. We make no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 or as to the appropriateness of disclaimers of beneficial ownership.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

A representative of BKD LLP, the Company’s independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.

Fees

The following table presents the aggregate fees paid or accrued by the Company to its independent registered public accounting firms BKD LLP for the year ended December 31, 2018 and 2019:

Fee Category	2019	2018
Audit Fees	$246,395	$198,536
Audit - Related Fees	—	337,500
Tax Fees	—	27,837
All Other Fees	—	—
Total	$246,395	$563,873

Audit Fees. Consists of fees and expenses for professional services rendered for the audit of our consolidated financial statements, for review of financial statements included in our quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of aggregate fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees. Consists of aggregate fees billed for products and services that are not reported under “Audit Fees,” Audit-Related Fees,” and “Tax Fees.”

Preapproval of Services

The Audit Committee is required by SEC regulations to preapprove all auditing services and permitted non-audit services provided by the Company’s independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by us at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by our independent auditor have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee’s charter without exception.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee oversees and reports to the board of directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the listing standards of the NASDAQ Stock Exchange, and its charter. The committee (1) has reviewed and discussed the audited financial statements included in the Company’s 2019 Annual Report on Form 10-K with management; (2) has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the committee concerning independence and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the 2019 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

March 30, 2020	William M. Buergler, Chairman
Charles W. Brown
J. Michael Sanner Gary D. Whitcomb

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

Our Audit Committee recommended and our board of directors approved the engagement of BKD LLP as our independent registered public accounting firm for 2020. The board of directors is submitting this appointment to the vote of the shareholders for ratification.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of BKD LLP as our independent registered public accounting firm for 2020. Therefore, abstentions effectively count as votes against this proposal. If the appointment is not ratified by a majority of the shareholders, the vote will be considered in connection with the auditor appointment for 2021. However, it is not anticipated that any change in our independent registered public accounting firm would be made for 2020 because of the difficulty and expense of making another change so long after the beginning of the year.

Our board of directors recommends that you vote “FOR” the ratification of BKD LLP as our independent registered public accounting firm for 2020.

PROPOSAL 3—AMENDMENT OF BANK7 CORP. 2018 EQUITY INCENTIVE PLAN

In 2018, our Board of Directors adopted and ours shareholders approved the Bank7 Corp. 2018 Equity Incentive Plan, an omnibus equity incentive plan in which our employees, executive officers and/or directors may participate. The purpose of the 2018 Plan is to provide selected present and future employees and directors of the Company and its subsidiaries and affiliates with stock based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company.

The 2018 Plan originally provided for the issuance of up to 850,000 shares of common stock; however, the 2018 Plan has an evergreen feature that increases the maximum aggregate number of shares of common stock that may be issued under the 2018 Plan by the lesser of (i) 1.0% of the total issued and outstanding shares of common stock on the first day of the respective fiscal year, (ii) 100,000 shares of common stock, or (iii) a lesser amount determined by our board of directors, on the first day of each fiscal year following adoption of the 2018 Plan. As a result, the aggregate maximum shares issuable under the 2018 Plan as of the record date was 1,050,000.

As of the record date, 858,000 shares had been issued or remained outstanding under the 2018 Plan, and approximately 192,000 shares remained available for future grants. A total of 507,500 of the shares that have been issued and remain outstanding under the 2018 Plan were issued as part of a one-time, special grant to our named executive officers on September 5, 2019. The shares were issued to accommodate a previous arrangement between our controlling shareholders, the Haines Family Trusts, and our named executive officers pursuant to which the Haines Family Trust would transfer an aggregate of approximately 6.5% of our common stock to the named executive officers (the “Stock Transfer”). This Stock Transfer was not implemented prior to our initial public offering as originally planned and following our initial public offering it was necessary to provide for this Stock Transfer through the existing mechanism of our 2018 Plan.

In order to ensure that there was no dilution to our other shareholders as a result of the Stock Transfer, the Stock Transfer was accomplished in two steps: (1) the Haines Family Trusts transferred an aggregate of 656,925 shares of stock to us as a capital contribution; and (2) we issued that same number of shares to Messrs. Travis, Phillips and Estes under the Plan. A total of 149,425 shares were withheld for income taxes and Messrs. Travis, Phillips and Estes received an aggregate of 507,500 shares (net of shares withheld for taxes).

The Stock Transfer used 507,500 shares (approximately 48%) of the total shares available under the 2018 Plan, which was not anticipated when we determined the number of shares available under the 2018 Plan. The Board of Directors believes that the remaining shares available under the 2018 Plan could be exhausted completely if the Company were to engage in any significant acquisition activity in 2020 that would necessitate the issuance of new shares to new hires in connection with such acquisitions.

The usage of the 507,500 shares by the Stock Transfer results in the Company only having 192,000 shares left under the 2018 Plan for the remainder of 2020. Although the amount available under the 2018 Plan will increase at the beginning of each fiscal year, the Board of Directors believes that in order to enable the Company to continue offering meaningful equity-based incentives to its current employees and maintain sufficient capacity to issue equity-based incentives to recruit and hire new employees in connection with any significant acquisition activity, it is both necessary and appropriate to increase the number of shares available for these purposes. Because of the unanticipated impact of the Stock Transfer on the number of shares available under the 2018 Plan, the Board of Directors has determined that the 2018 Plan should be amended to increase the maximum authorized shares under the 2018 Plan by 507,500 shares (the number of shares used by the Stock Transfer).

Accordingly, the Board of Directors believes it is in the best interests of the Company and its shareholders to amend the 2018 Plan to increase the maximum authorized shares under the 2018 Plan by 507,500 shares from 1,050,000 to 1,557,500.

Additionally, the Board of Directors believes that certain powers currently available to the administrator under the Plan should be removed to avoid potential future issues with respect to administration of the Plan. Accordingly, the Board of Directors believes it is in the best interests of the Company and its shareholders to amend the Plan to remove the following powers from the Plan administrator:

•	the power to reduce, with or without participant consent, the exercise price of any award to the then current fair market value (or a higher value) if the fair market value of the common stock covered by such award has declined since the date the Award was granted;
•	the power to institute an exchange program;
•	allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to the participant under an award
•	the power to establish a program whereby service providers designated by the administrator can reduce compensation otherwise payable in cash in exchange for awards under the Plan;
•	the power to set the exercise price for nonstatutory stock options at less than fair market value if the terms of such nonstatutory stock option comply with Section 409A of the internal revenue code; and
•	the power of the administrator to permit a reduction in the amount of Company liability to a participant as a form of consideration for exercise of stock options.

A summary of the 2018 Plan, as proposed to be amended, is set forth below. This summary is qualified in its entirety by the full text of the First Amendment to the Bank7 Corp. 2018 Equity Incentive Plan, which is attached to this Proxy Statement as Appendix A, and the full text of the original Bank7 Corp. 2018 Equity Incentive Plan, which is filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2019.

Background for the Current Request to Increase the Share Reserve for Equity Incentive Awards

The Company considered several factors in determining to request 507,500 additional shares for the 2018 Plan:

•	That the 507,500 net shares of our common stock issued under the 2018 Plan in connection with the Stock Transfer were more than offset by a capital contribution of 656,925 shares of our common stock to the Company by our controlling shareholders, the Haines Family Trusts, resulting in zero dilution to our other shareholders. In fact, because 149,425 shares of common stock were withheld for taxes and not reissued, our outstanding common stock decreased as a result of the Stock Transfer.
•	The Board believes that it is necessary to have enough availability under the 2018 Plan for issuances to existing employees and directors as well as issuances for new hires in connection with any significant acquisitions. The Board believes it is in the best interest of the Company to have the flexibility to issue restricted stock and option awards as incentive to attract and retain crucial talent from acquisition targets.

Significant Historical Award Information. Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Since our initial public offering in September 2018, the Company has maintained an average equity run rate of 4.39% of shares outstanding per year. The run rate is skewed because of the one-time special grant made in connection with the Stock Transfer. Dilution measures the degree to which the Company’s stockholders’ ownership has been diluted by stock-based compensation awarded under the Company’s various equity plans and also includes shares that may be awarded under the Company’s various equity plans in the future (“overhang”).

The following table shows how the Company’s key equity metrics over the past two years:

Key Equity Metrics	2018	2019
Equity Run Rate(1)	3.45%	5.13%
Overhang(2)	8.34%	4.14%
Dilution(3)	2.75%	2.66%
(1)	Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the year.
(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.
(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Summary of the 2018 Plan

Purpose. The purpose of the 2018 Plan is to (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to employees, directors and consultants, and (iii) promote the success of the Company’s business. The 2018 Plan is intended to promote the Company’s success by linking the personal interests of the Company’s employees, officers, directors and consultants to those of its shareholders, and by providing participants with an incentive for outstanding performance.

Administration. The 2018 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to:

•	designate participants;
•	determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof, including whether the awards are settled in stock or cash
•	determine the fair market value of awards made under the 2018 Plan;
•	approve any form of award agreement under the 2018 Plan
•	amend the terms of any outstanding award, subject to certain restrictions;
•	allow participants to satisfy tax withholding obligations by electing to have the Company withhold shares;
•	establish programs under the Plan to allow participants to defer receipt of consideration upon any event that would entitle the participant to payment or receipt of shares or other consideration;
•	create other stock-based awards for issuance under the 2018 Plan;
•	determine whether to issue dividend equivalents;
•	establish, adopt, rescind or revise any rules and regulations as it may deem advisable to administer the 2018 Plan;
•	impose such restrictions, conditions or limitations as it deems appropriate as to the timing as it determines appropriate as to the timing and manner of resales of other transfers by a participant of the shares issued as a result of an award under the Plan;
•	interpret, administer, reconcile any deficiency in, correct any defect in and/or supply any omission in the 2018 Plan and any instrument or agreement relating to any award; and
•	make all other decisions and determinations that may be required under the 2018 Plan.

Eligibility. The 2018 Plan permits the grant of awards to employees, officers, directors, and consultants of the Company and its subsidiaries as selected by the Compensation Committee. Incentive stock options may only be issued to employees.

Permissible Awards. The 2018 Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;
•	stock appreciation rights (SARs), which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of common stock on the date of exercise over the base price of the award;
•	performance units and performance shares, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2018 Plan may be granted in the form of a performance award);
•	restricted stock units, which represent the right to receive shares of our common stock in the future, based upon the attainment of stated vesting or performance criteria; and
•	other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants.

Shares Available for Awards. Subject to adjustment as provided in the 2018 Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2018 Plan is currently 1,050,000. The number of shares available under the 2018 Plan following the amendment to add an additional 507,500 shares to the 2018 Plan would be 1,557,500. In addition, the maximum aggregate shares of common stock available under the 2018 Plan increases each year by the lesser of (i) 1.0% of the total issued and outstanding shares of common stock on the first day of the respective fiscal year, (ii) 100,000 shares of common stock, or (iii) a lesser amount determined by our board of directors, on the first day of each fiscal year following adoption of the 2018 Plan.

Share Counting. All awards count against the number of shares remaining available for issuance under the 2018 Plan as one (1) share for each share covered by such awards.

•	Shares tendered to pay the exercise price (or purchase price, if applicable) of any awards and shares withheld from an award to satisfy tax withholding requirements will be added back to the plan share reserve and will again be available for issuance pursuant to awards granted under the 2018 Plan.
•	To the extent that an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will be added back to the plan share reserve and again be available for issuance pursuant to awards granted under the 2018 Plan.
•	To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve and again be available for issuance under the 2018 Plan.

Limitations on Individual Awards. The aggregate fair market value of shares that may be awarded to a participant as incentive stock options shall not exceed $100,000 each year

Performance Goals. The Compensation Committee may set performance goals in its sole discretion which, depending on the extent to which they are met, will determine the number or value of performance units and Performance shares that will be paid out to the participant. Each award of performance units or performance shares must be evidenced by an award agreement that specifies the relevant performance period and such other terms and conditions as the Compensation Committee in its sole discretion may determine. The Compensation Committee may set performance goals based upon the achievement of Company-wide, divisional, or individual goals (including solely continued service), or any other basis determined by the Compensation Committee in its sole discretion.

After the applicable performance period has ended, the holder of performance units or performance shares will be entitled to receive a payout of the number of performance units or performance shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. After the grant of performance units or performance shares, the Compensation Committee may, in its sole discretion, reduce or waive any performance objectives for the performance units or performance shares.

Limitations on Transfer; Beneficiaries. Unless otherwise determined by the Compensation Committee, an award may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised only during the lifetime of the participant only by the participant. If the Compensation Committee makes an award transferrable.

Treatment of Awards upon a Participant’s Termination of Service. Unless otherwise provided in the award agreement, upon the termination of a participant’s service due to death or disability, such participant (or the participant’s beneficiary or personal representative of his estate) may exercise any vested option for the time period specified in the award agreement (12 months from termination of service if not otherwise specified in the award agreement). In no event may an option be exercised past the expiration of the option as set forth in the award agreement. All unvested options, restricted stock, SARS and other awards will be forfeited unless otherwise specified in the award agreement.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the 2018 Plan) the successor corporation must assume or substitute an equivalent award for all awards under the 2018 Plan. Unless determined otherwise by the Compensation Committee, if the successor corporation refuses to assume or substitute for the award on a change in control:

•	all outstanding options and SARs will become fully vested and exercisable;
•	all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and
•	the payout opportunities attainable under all outstanding performance-based awards will deemed achieved at target levels.

Adjustments. In the event of any change in the outstanding shares of common stock by reason of any stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects the common stock, an adjustment may be made, as the Compensation Committee deems necessary or appropriate, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Plan. Such adjustment may include an adjustment to the number and class of shares which may be delivered under the 2018 Plan, the number, class and price of shares subject to outstanding awards, the number and class of Shares issuable pursuant to options, and the maximum aggregate shares issuable under the 2018 Plan. Notwithstanding the preceding sentence, the number of Shares subject to any Award always will be a whole number.

Termination and Amendment. Our Board or the Compensation Committee may, at any time and from time to time, terminate or amend the 2018 Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No amendment, alteration, suspension, or termination of the 2018 Plan will materially or adversely impair the rights of any participant, unless otherwise mutually agreed upon by the participant and the Compensation Committee, which agreement must be in writing and signed by the participant and the Company. Termination of the 2018 Plan will not affect the Compensation Committee’s ability to exercise the powers granted to it under this Plan with respect to Awards granted under the 2018 Plan prior to the date of termination.

The Compensation Committee may amend outstanding awards. However, any amendment that would adversely affect the participant’s rights under an outstanding Award will not be made without the participant’s written consent.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2019, relating to our equity compensation plans pursuant to which our common shares may be issued.

Plan category	Number of securities to be issued upon exercises of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders:
2018 Equity Incentive Plan	267,000	$18.88	149,500
Equity compensation plans not approved by security holders	—	—	—
Total

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the proposal to approve the First Amendment to the Bank7 Corp. 2018 Equity Incentive Plan.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the board of directors.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Any shareholder proposal to take action at the year 2021 annual meeting of shareholders must be received at our executive office at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 no later than December 19, 2020, in order to be eligible for inclusion in the Company’s proxy materials for that meeting, unless the date of the 2021 annual meeting is more than 30 days from May 20, 2021, in which case the deadline is a reasonable time before we begin to print and send proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under our Bylaws, a shareholder proposal or nomination for director may be eligible for consideration if written notice (together with all supporting documentation required by our bylaws) is delivered or mailed to the Secretary, in the case of an annual meeting of shareholders, not earlier than 120 days and not later than 90 days prior to the first anniversary of the prior year’s annual meeting.

Our shareholders may communicate with the board of directors or any individual director by addressing correspondence to the Board or such director in care of the Secretary at our main office by mail, courier, or facsimile or by e-mail at investorrelations@bank7.com.

BY ORDER OF THE BOARD OF DIRECTORS

Director, Senior Executive Vice President, Chief
Operating Officer and Secretary

Oklahoma City, Oklahoma
April 6, 2020

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date upon written request to: John T. Phillips, Secretary, Bank7 Corp., 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.

APPENDIX A

FIRST AMENDMENT TO BANK7 CORP.
2018 EQUITY INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Bank7 Corp. in Section 18 of the Bank7 Corp. 2018 Equity Incentive Plan (the “Plan”) and subject to shareholder approval, the Plan is hereby amended effective on the date shareholder approval is attained as follows:

1.   The Plan is hereby amended by deleting the definition of “Exchange Program” in Section 2(s) of the Plan in its entirety.

2.   The Plan is hereby amending by amending and restating Section 2(ee) to read in its entirety as follows:

“(ee) “Plan” means this 2018 Equity Incentive Plan, as amended.”

3.   The Plan is hereby amended by amending and restating Section 3(a) to read in its entirety as follows:

“(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan is one million three hundred fifty-seven thousand five hundred (507,500) Shares, all of which may be subject to Incentive Stock Option treatment. The maximum aggregate number of Shares that may be issued pursuant to all awards under the Plan will increase annually on the first day of each fiscal year after the adoption of the Plan by the number of Shares equal to the lesser of (i) one percent (1.0%) of the total issued and outstanding common shares of the Company on the first day of such fiscal year, (ii) one hundred thousand (100,000) Shares, or (iii) such lesser amount determined by the Board. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise or settlement of an Award, the number of Shares available for issuance under the Plan will be reduced only by the number of Shares actually issued in such exercise or settlement. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender or withholding of Shares as full or partial payment of such exercise price, or if Shares are tendered or withheld to satisfy any withholding obligations of the Company, the number of Shares so tendered or withheld will again be available for issuance pursuant to future Awards under the Plan.”

4.   The Plan is hereby amended by deleting Sections 4(b)(vii), 4(b)(viii), 4(b)(xiv) and 4(b)(xviii) of the Plan in their entirety.

5.   The Plan is hereby amended by deleting Section 7(d)(i)(2) of the Plan in its entirety.

6.   The Plan is hereby amended by deleting Section 7(e)(v) of the Plan in its entirety.

Except as otherwise provided in this First Amendment, the Bank7 Corp. 2018 Equity Incentive Plan is ratified and confirmed in all respects.

EXECUTED this ____ day of May, 2020.

BANK7 CORP.
ATTEST:

By:
Secretary

A-1

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. William M. Buergler	☐	☐	☐
1b. John T. Phillips	☐	☐	☐
1c. Charles W. Brown	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000449513_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

BANK7 CORP.
Annual Meeting of Shareholders
May 20, 2020 11:30 AM
This proxy is solicited by the Board of Directors

Thomas L. Travis or Kelly J. Harris, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank7 Corp. to be held on May 20, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of directors, FOR the ratification of the appointment of BKD LLP as the independent registered public accounting firm for the year 2020, and FOR the approval of the First Amendment to the Bank7 Corp. 2018 Equity Incentive Plan.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000449513_2 R1.0.1.18